UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 16, 2006

WASTE CONNECTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

COMMISSION FILE NO. 1-31507

94-3283464
(I.R.S. Employer Identification No.)

35 Iron Point Circle, Suite 200, Folsom, CA 95630
(Address of principal executive offices)

(916) 608-8200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

On November 16, 2006, Waste Connections, Inc. and certain of its subsidiaries listed on the signature pages thereto, as borrowers, entered into a First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement with Bank of America, N.A. and the other banks listed on Schedule 1 thereto, as lenders, Bank of America, N.A., as administrative agent, and Deutsche Bank Securities, Inc., as syndication agent. For a brief description of the terms and conditions of the first amendment that are material to us, see Item 2.03 of this Current Report on Form 8-K.

Several of the banks that are parties to the amended credit agreement, including their predecessors and affiliates, have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for us and our subsidiaries, for which the banks have received, and may in the future receive, customary compensation and reimbursement of expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement described in Item 1.01 of this Current Report on Form 8-K amended our existing credit facility. Prior to the first amendment, the credit facility included an $850 million senior secured revolving credit facility, maturing on January 12, 2011, with a syndicate of banks for which Bank of America acted as agent. The first amendment reduced our interest rate margins under the senior secured revolving credit facility (as discussed further below), decreased to $750 million the revolving credit facility available to us, and extended the maturity date for the revolving credit facility to January 12, 2012.

Revolving credit facility loans under our credit facility bear interest, at our option, at either the base rate plus the applicable base rate margin on base rate loans, or the Eurodollar rate plus the applicable Eurodollar margin on Eurodollar loans. The base rate for any day is a fluctuating rate per annum equal to the higher of (a) the federal funds rate plus one half of one percent (0.5%) and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The Eurodollar rate for any interest period is the rate per annum equal to the British Bankers Association LIBOR rate at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period, for dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period, or if such rate is not available, a similar rate per annum determined by the administrative agent pursuant to the credit agreement. The applicable margins vary depending on our leverage ratio, as defined in the credit agreement. Prior to the first amendment, the applicable margins for Eurodollar loans ranged from 0.875% to 1.50% and were 0.00% for base rate loans. The first amendment reduced the applicable margins under the revolving credit facility, which now range from 0.750% to 1.375% for Eurodollar loans and are 0.00% for base rate loans. As of the effective date of the first amendment, the applicable interest rate under the credit facility was the Eurodollar rate plus 0.875%.

The first amendment also reduced the commitment fees for the available but unused portion of the revolving credit facility. The applicable commitment rate per annum varies depending on our leverage ratio, as defined in the credit agreement. Prior to the first amendment, the applicable commitment rate varied from 0.175% to 0.375% per annum. The first amendment reduced the applicable commitment rate under the revolving credit facility, which now ranges from 0.150% to 0.250% per annum.

We may also request that standby letters of credit be issued under our credit facility. As was the case prior to the first amendment, there is no maximum amount of standby letters of credit that can be issued under the amended credit agreement; however, the issuance of standby letters of credit reduces the amount of total borrowings available. The first amendment decreased the maximum amount to which we are able to increase borrowings under the credit facility from $1.05 billion to $1.0 billion, provided that no event of default, as defined, has occurred, although no existing lender has any obligation to increase its commitment.

As was the case prior to the first amendment, the amended credit agreement contains customary representations and warranties and places certain business, financial and operating restrictions on us relating to, among other things, indebtedness, liens and other encumbrances, investments, mergers and acquisitions, asset sales, sale and leaseback transactions, and dividends, distributions and redemptions of capital stock, which restrictions are substantially the same as those contained in the old credit facility. The amended credit agreement also requires that we maintain specified financial ratios and balances and obtain the lenders' approval of acquisitions in certain circumstances.

As was the case prior to the first amendment, the amended credit agreement contains customary events of default, including nonpayment when due of principal on any loans; nonpayment of any interest or fees or other amounts owing within specified grace periods; failure to comply with certain affirmative, negative or financial covenants or failure to perform any obligation contained in the amended credit agreement, in certain cases within specified grace periods; inaccuracies in any material respects of any representations or warranties made; any cross defaults of more than $5 million; certain assignments for the benefit of creditors, bankruptcies and liquidations; certain judgments of more than $5 million; certain ERISA- related events, the liability of which in certain cases exceeds $5 million; the administrative agent's security interest or liens in a substantial portion of the collateral cease to be perfected or cease to have the same priority; we cease to own 100% of the capital stock of each of our subsidiary borrowers; and a change in control, as defined. If an event of default occurs and is continuing, we may be required to repay all amounts owing, and cash collateralize any outstanding letters of credit, under the amended credit agreement. A majority of the revolving credit facility lenders may also terminate the unused portion of the total revolving credit commitment under the amended credit agreement upon the occurrence and continuation of an event of default.

As was the case prior to the first amendment, we have granted a security interest in virtually all of our assets, and those of our subsidiaries, in favor of the administrative agent, and granted certain pledges and security interests in and to all of our interests in the equity securities of our subsidiaries to the lenders in order to secure our obligations under the amended credit agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE CONNECTIONS, INC.
(Registrant)

Date: November 21, 2006	BY: /s/ Worthing F. Jackman
Worthing F. Jackman,
Executive Vice President and Chief Financial Officer